Exhibit 99.1

ASTROTECH SUBSIDIARY AGLAB, INC. ANNOUNCES

JOINT EFFORT WITH SC LABS

AUSTIN, Texas, June 13, 2024 (GLOBE NEWSWIRE) -- AgLAB, Inc., (“AgLAB”) a subsidiary of Astrotech Corporation (NASDAQ: ASTC) (“Astrotech”, or the “Company”), and SC Labs announced today that the companies will be jointly marketing the AgLAB 1000-D2TM mass spectrometer and the AgLAB Maximum Value Process testing method (“AgLAB MVP”), to SC Labs customers. This comes with the companies entering into a master lease agreement.

AgLAB has pioneered applications utilizing the Astrotech Mass Spectrometer Technology that are tailored to the hemp and cannabis markets. The AgLAB MVP method is designed to improve yields and bottom-line profits for hemp (CBD) and cannabis (THC) producers of distilled oils used in various products. Large scale oil producers typically use high vacuum molecular distillation systems (“MDS”) to produce the valuable oils that are used in lotions, pills, tinctures, and cartridges. Using the AgLAB MVP solution, manufacturers can analyze the oils during processing and make near real-time adjustments to temperatures and pressures that boost the ending-weight yields, potencies, and profits.

SC Labs is one of the largest multi-state cannabis and hemp testing labs in the United States. They deliver industry-leading, science-based innovations in cannabis and hemp testing. SC Labs works with their customers to maximize value and mitigate losses. SC Labs invests in the technologies that ensure the safety and quality of hemp and cannabis products. This commitment made for a natural partnership between the companies to market the AgLAB MVP to the SC Labs customers.

“We are thrilled to announce the agreement between AgLAB and SC Labs. Working together, SC Labs’ customers gain access to our AgLAB MVP solution for use directly in their production facilities. We anticipate the AgLAB MVP method will improve customers ending-weight yields by an average of 20%, and these gains should go directly to their bottom line,” stated Thomas B. Pickens III, CEO and CTO of Astrotech.

“SC Labs is excited to announce the launch of this agreement with AgLAB, which extends our analytical services directly into our clients’ production spaces. AgLAB’s ability to provide real-time feedback for optimizing distillation efficiency will be a powerful tool, offering immediate returns through increased production efficiency. Our partnership with Astrotech enhances our service integration across the supply chain, helping us fulfill our mission of providing comprehensive solutions to our customers’ challenges, beyond the standard analytical testing services offered by our competitors”, said Jeff Gray, CEO of SC Labs.

About the AgLAB 1000™

This press release contains information about our new product under development, AgLAB 1000TM. Product development involves a high degree of risk and uncertainty, and there can be no assurance that our new products will be successfully developed, achieve their intended benefits, receive full market authorization, or be commercially successful.

About Astrotech Corporation

Astrotech (Nasdaq: ASTC) is a mass spectrometry company that launches, manages, and commercializes scalable companies based on its innovative core technology through its wholly-owned subsidiaries. 1st Detect develops, manufactures, and sells trace detectors for use in the security and detection market. AgLAB develops and sells chemical analyzers for use in the agriculture market. Pro-Control is developing the mass spectrometry technology for use in chemical manufacturing processes. BreathTech is developing a breath analysis tool to screen for volatile organic compounds that that could indicate infections or critical conditions. Astrotech is headquartered in Austin, Texas. For information, please visit www.astrotechcorp.comwww.astrotechcorp.com.

About SC Laboratories

SC Labs is one of the nation’s leading cannabis and hemp testing laboratory with more than 13 years of experience helping companies deliver safe products to the emerging marketplace. Focused on establishing new testing standards and methodologies designed for speed, efficiency, and safety, SC labs helps its clients navigate complex regulatory requirements while providing them unmatched scientific expertise and state-of-the-art resources. SC Labs is licensed and accredited in Arizona, California, Colorado, Michigan, and Oregon, with a growth strategy designed to serve quality cannabis and hemp brands across the nation and around the world. To learn more, visit SCLabs.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, the adverse impact of inflationary pressures, including significant increases in fuel costs, global economic conditions and events related to these conditions, including the ongoing wars in Ukraine and the middle east and the COVID-19 pandemic, the Company’s use of proceeds from the common stock offerings, whether we can successfully complete the development of our new products and proprietary technologies, whether we can obtain the FDA and other regulatory approvals required to market our products under development in the United States or abroad, whether the market will accept our products and services and whether we are successful in identifying, completing and integrating acquisitions, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings including the Company’s most recent Annual Report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. While we do not intend to directly harvest, manufacture, distribute or sell cannabis or cannabis products, we may be detrimentally affected by a change in enforcement by federal or state governments and we may be subject to additional risks in connection with the evolving regulatory area and associated uncertainties. Any such effects may give rise to risks and uncertainties that are currently unknown or amplify others mentioned herein. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. In addition, any forward-looking statements included in this press release represent the Company’s views only as of the date of its publication and should not be relied upon as representing its views as of any subsequent date. The Company assumes no obligation to correct or update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Company Contacts:

Jaime Hinojosa, Chief Financial Officer, Astrotech Corporation, (512) 485-9530

Brian Lynch, Marketing Manager, SC Laboratories, marketing@sclabs.com